Exhibit 10.1

AMENDMENT NO. 3

TO

CHRISTOPHER & BANKS CORPORATION

2005 STOCK INCENTIVE PLAN

This Amendment No. 3 to the Christopher & Banks Corporation 2005 Stock Incentive Plan (the “Plan”) is hereby approved by the Christopher & Banks Corporation Board of Directors (the “Board”) to be effective April 18, 2007, subject to stockholder approval.

WHEREAS, the Plan was approved by the Board on April 7, 2005 and by the stockholders of the Company on July 27, 2005; and

WHEREAS, the Board approved Amendment No. 1 to the Plan effective July 26, 2006; and

WHEREAS, the Board approved Amendment No. 2 to the Plan effective September 21, 2006; and

WHEREAS, pursuant to Section 13.2 of the Plan, which provides that the Board may at any time and from time to time and in any respect, amend or modify the Plan and seek the approval of any amendment or modification by the Company’s stockholders to the extent the Board deems necessary or advisable, the Board, on April 18, 2007, approved amending the Plan to increase the number of shares reserved for issuance under the Plan from 800,000 to 1,800,000 and authorized the seeking of stockholder approval of such amendment; and

WHEREAS, the Stockholders of the Corporation, at the Annual Meeting of Stockholders held August 1, 2007, approved an amendment increasing the number of shares reserved for issuance under the Plan as authorized by the Board.

NOW, THEREFORE, BE IT RESOLVED, that Section 4.1 of the Plan is hereby amended and restated in its entirety to read as follows:

4.1                                 Maximum Share Limitations. Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock that may be issued and sold under all Awards granted under the Plan shall be 1,800,000 shares. Of such aggregate Plan limit, the maximum number of shares of Common Stock that may be issued as Incentive Stock Options under the Plan shall be limited to 1,800,000 shares. Each of the foregoing numerical limitations stated in this Section 4.1 shall be subject to adjustment in accordance with the provisions of Section 4.3. Shares of Common Stock issued and sold under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury. To the extent that any Award involving the issuance of shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the foregoing maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. Any Awards or portions thereof that are settled in cash and not in shares of Common Stock shall not be counted against the foregoing maximum share limitations.

FURTHER RESOLVED, that all other terms of the Plan shall remain in full force and effect, except to the extent inconsistent with the restated Section 4.1 set forth above.